EX.99.(i)

                               SULLIVAN & CROMWELL
                                125 Broad Street
                             New York, NY 10004-2498
                            Telephone: 1-212-558-4000
                            Facsimile: 1-212-558-3588
                                www.sullcrom.com


                                 August 1, 2001


Seligman Investment Grade Fixed Income Fund, Inc.
100 Park Avenue,
New York, N.Y. 10017.


Dear Sirs:

     In connection with Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A (File No. 333-63546) of Seligman Investment Grade Fixed Income Fund, Inc., a Maryland corporation (the "Fund"), which you expect to file under the Securities Act of 1933, as amended (the "Securities Act"), with respect to an indefinite number of shares of capital stock, par value $0.001 per share (the "Shares"), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

     Upon the basis of such examination, we advise you that, in our opinion, the Shares have been duly authorized to the extent of 1,000,000,000 Shares and, when the Amendment referred to above has become effective under the Securities Act and the Shares have been issued (a) for at least the par value thereof, (b) so as not to exceed the then authorized number of Shares and (c) in accordance with the authorization of the Board of Directors, the Shares will be duly and validly issued, fully paid and non-assessable.

     The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Maryland, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

     We hereby consent to the filing of this opinion as an exhibit to the Amendment referred to above. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                             Very truly yours,



                                             /s/ SULLIVAN & CROMWELL
                                             -----------------------------------
                                             SULLIVAN & CROMWELL